EXHIBIT 99


Contacts:  Media:  James Mahoney                        Investor: John Kahwaty
                   (617) 434-9552                                 (617) 434-3650


                 FLEETBOSTON REPORTS SECOND QUARTER EARNINGS OF
                         $531 MILLION OR $.48 PER SHARE
 INCLUDES $290 MILLION ($.27 E.P.S.) OF AFTER-TAX WRITEDOWNS TAKEN ON PRINCIPAL
                               INVESTING PORTFOLIO

         Boston, Massachusetts, July 18, 2001: FleetBoston Financial (FBF-NYSE) today reported second quarter earnings of $531 million, or $.48 per share, compared with $971 million, or $.87 per share in the second quarter of 2000. Return on assets and return on equity for the quarter were 1.01% and 11.1%, respectively, compared with 1.74% and 22.5% a year ago. For the first six months of 2001, earnings before strategic charges were $1.4 billion, or $1.26 per share, versus $2.05 billion, or $1.84 per share, in the first six months of 2000.

         The pronounced fallout in the capital markets sector is the predominant factor in the $.39 per share decline from the prior year. The combined earnings of the Corporation's primary capital markets units - Principal Investing, Robertson Stephens, and Quick & Reilly - fell by $500 million or $.46 per share from their level of a year ago. Over 80% of this decline was incurred in Principal Investing where $290 million of after-tax writedowns ($.27 per share) were taken against the carrying value of investments held in its $4 billion portfolio. These adjustments were made to reflect the significant valuation impairment the private equity industry is currently experiencing, particularly in the technology and telecommunication sectors.

         The sale of Fleet Mortgage resulted in an after-tax charge of $60 million ($.06 per share) related to the final disposition of the company in the second quarter.

         Offsetting the above factors were earnings growth from various business lines such as International and Commercial Finance, higher syndication and cash management fees, merger-related cost savings, expense reductions from the corporate cost containment program and an increase in gains from prior year divestitures to Sovereign Bancorp.

         Chad Gifford, President and Chief Operating Officer said, "The operating environment for our capital markets businesses is clearly quite difficult. Our Principal Investing business, as well as others in this industry, have been particularly hard hit. The sizable writedown we took on the principal investing portfolio this quarter evidences our intent to recognize current marketplace realities and to be preemptive in our approach. This action follows a thorough review of all our investments where we adopted a cautious assessment of underlying business models, industry valuations, especially in the information technology and telecom sectors, and prevailing liquidity conditions. From this, we determined that certain valuations were impaired and writedowns totaling approximately 10% of the portfolio were warranted. We feel this moves us ahead of the curve in recognizing potential loss content but we will remain vigilant in monitoring the portfolio. Despite their current difficulty, we remain committed to the Principal Investing business, which has proven to be a strong contributor in its twenty plus years of operation."

          Terrence Murray, Chairman and Chief Executive Officer of FleetBoston commented, "While very weak capital markets are causing us cyclical earnings pressure, there are many other parts to FleetBoston and many positive stories to be told. Several of our businesses posted earnings growth over the first quarter, including Commercial Finance, International Banking, Retail Banking, Corporate Banking and Small Business. We continue to grow our on-line customer base at a rate of over 50,000 per month with penetration rates among the highest in the industry. We announced the acquisition of Liberty Financial's Asset Management unit this quarter, while also completing the sale of our mortgage company. These two events provide a great illustration of our commitment to redeploy capital from low-return businesses into those with high-growth potential. In June, we successfully converted the Summit branches in Connecticut and Pennsylvania to the Fleet systems and, just a few days ago, did the same for the New Jersey branches. Once again, all our footprint operations are now on a single common platform. Early reports indicate that these conversions have gone very smoothly and reflect our commitment to upgrade customer service throughout our franchise."

         Murray continued, "In terms of outlook, we remain grounded in our expectations for capital market conditions and the economy. Until discernible improvement in the environment occurs, we consider it prudent to assume the contribution of our capital markets businesses to be modest. On the other hand, we expect most of our other businesses to remain on target for growth. Our strong level of capital and reserves will continue to be a source of strength as well. Given these assumptions, we expect our earnings performance to rebound to approximately $1.50-$1.60 per share for the second half of this year
(approximately $2.75-$2.85 of operating earnings for 2001). For 2002, we would expect earnings to be within a range of $3.60-$3.90 per share (inclusive of the new rules governing goodwill amortization)."


Credit Quality/Balance Sheet

         Nonperforming assets were $1.394 billion, or 1.08% of total loans, at June 30, 2001, up $149 million from March 31, 2001. The provision for credit losses was $315 million in the current quarter and net chargeoffs were $322 million. In the second quarter of 2000, the provision was $335 million and net chargeoffs were $307 million. The reserve for credit losses was $2.746 billion at June 30, 2001, representing 2.13% of total loans and leases.

         Total assets at June 30, 2001 were $202 billion, compared with $220 billion at June 30, 2000. The decline from a year ago is due, in part, to the divestiture of loans during 2000, the sale/run-off of low-margin assets in connection with the Summit merger, and the sale of the mortgage company. Stockholders' equity amounted to $19 billion at June 30, 2001, with a common equity to assets ratio of 9.4%.

         A detailed financial package containing supplemental information on the second quarter financial results can be found by accessing the Corporation's web site (http://www.fleet.com). Eugene M. McQuade, Vice-Chairman and Chief Financial Officer, will hold a conference call, which will be broadcast live on the Corporation's web site, at 9:00 AM today to discuss second quarter results and the performance outlook.

                                  *************

         This release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from estimates. These risks and uncertainties include, among other things, (1) changes in general political and economic conditions, either domestically or internationally, including the continuing weakness in the Latin American economies, particularly Argentina, and a further deterioration in credit quality, including the resultant effect on the level of the Corporation's nonperforming assets and chargeoffs; (2) interest rate and currency fluctuations, equity and bond market fluctuations and perceptions, including continued weakness in the global capital markets and the impact of such weakness on the Corporation's Principal Investing and other capital markets businesses;
(3) changes in the competitive environment for financial services organizations and the Corporation's ability to manage those changes; (4) legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; (5) technological changes, including the impact of the Internet on the Corporation's businesses; (6) the ability of the Corporation to fully realize expected cost savings and realize those savings within the expected timeframes; and (7) the level of costs related to the integration of acquired businesses. For further information, please refer to the Corporation's reports filed with the SEC.